Kraig Biocraft Laboratories Closes Financing Deal

Kraig Labs secures funding to expand production of its recombinant spider silk

ANN ARBOR, Mich., – March 11, 2019 –Kraig Biocraft Laboratories, Inc. (OTCQB: KBLB) (“Company”), the leading developer of spider silk based fibers, announces today that it has closed a $1 million round of private financing, pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), to fund expansion of its recombinant spider silk production in Vietnam, support its advanced research operations, improve its balance sheet, and to support other corporate initiatives.

A core focus for this funding will be to support the growth of operations at the Company’s new production facility in Quang Nam Province, Vietnam. With this funding in place, the Company plans to ramp up its silk production at this larger factory.

“Securing this bridge financing was a key piece to funding the Company’s commercial expansion strategy and puts us in a strong position as we shift operational focus to production,” said COO Jon Rice. “This capital is necessary to support commercial expansion, which is essential in establishing market channel collaborations for consumer products.”

Under the terms of the stock purchase agreement, the Company issued shares of its class A common stock at a price of $0.06758 per share and warrants to purchase additional shares of its class A common stock at exercise prices of $0.06 and $0.08.

Additional details about the financing will be filed on a Current Report on Form 8-K with the Securities and Exchange Commission and available under "Investor Relations - SEC Filings" at www.kraiglabs.com/sec-filings/.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy nor shall there be any sales of the securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful. The securities have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.

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About Kraig Biocraft Laboratories, Inc.

Kraig Biocraft Laboratories, Inc. (www.KraigLabs.com), a reporting biotechnology company is the leading developer of genetically engineered spider silk based fiber technologies.

The Company has achieved a series of scientific breakthroughs in the area of spider silk technology with implications for the global textile industry.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release about the Company’s future and expectations other than historical facts are “forward-looking statements.” These statements are made on the basis of management’s current views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass. These forward-looking statements generally can be identified by phrases such as “believes,” “plans,” “expects,” “anticipates,” “foresees,” “estimated,” “hopes,” “if,” “develops,” “researching,” “research,” “pilot,” “potential,” “could” or other words or phrases of similar import. Forward looking statements include descriptions of the Company’s business strategy, outlook, objectives, plans, intentions and goals. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Ben Hansel, Hansel Capital, LLC
(720) 288-8495
ir@KraigLabs.com